Rohm and Haas Company Provides An Update To Business Conditions

Philadelphia, PA, July 2, 2007 – Rohm and Haas Company (NYSE:ROH) today updated business conditions for its second quarter 2007 performance, noting that pricing and demand for the quarter have been generally consistent with the company’s previous outlook. However, two events will negatively impact second quarter earnings.

During the quarter there have been unplanned operating issues at the Company’s Deer Park, Texas facility, associated with a large maintenance turnaround, resulting in higher maintenance costs, higher freight costs, lost production, and increased purchases from co-suppliers, which should result in an approximately $28 MM pre-tax impact to the Primary Materials business for the second quarter. Despite the operating issues, we have been able to effectively manage our internal and external commitments.

The company also anticipates a pre-tax net asset impairment of approximately $11 MM for the quarter, representing principally the write-off of the company’s investment in Elemica, an online chemicals e-marketplace. These two items combined should represent an approximately $28 MM impact to earnings after tax, or $0.13 per share, for the quarter. Excluding these two items, earnings should be in line with the company’s previous outlook.

The company will issue its second quarter earnings before the market opens on Tuesday, July 24, 2007 and hold its regular quarter earnings conference call at 11:00 am EDT on the same day.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 28, 2007.

About Rohm and Haas Company
Rohm and Haas is a global leader in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including: Building and Construction, Electronics, Industrial Process, Packaging and Paper, Transportation, Household and Personal Care, Water, Food and Retail and Pharma and Medical. Based in Philadelphia, Pa, the company generated annual sales of approximately $8.2 billion in 2006. Visit www.rohmhaas.com for more information.

CONTACTS:	Investor Relations Andrew Sandifer Director, Investor Relations +1-215-592-3312 ASandifer@rohmhaas.com	Media Relations Brian McPeak Corporate Communications +1-215-592-2741 Bmcpeak@rohmhaas.com